Security Information








Security Purchased


CUSIP
035710409


Issuer
ANNALY CAPITAL MANAGEMENT INC


Underwriters
Merrill Lynch, Citigroup, DBSI, Keefe Bruyette &
Woods, Morgan Stanley, RBC Capital Markets,
UBS


Years of continuous operation, including predecessors
> 3 years


Ticker
NLY US


Is the affiliate a manager or co-manager of offering?
Co-Manager


Name of underwriter or dealer from which purchased
Merrill Lynch


Firm commitment underwriting?
Yes


Trade date/Date of Offering
10/11/2007


Total dollar amount of offering sold to QIBs
 $                                       936,200,000


Total dollar amount of any concurrent public offering
 $                                           -


Total
 $                                        936,200,000


Public offering price
 $                                            15.10


Price paid if other than public offering price
 N/A


Underwriting spread or commission
 $                                           0.68


Rating
N/A


Current yield
N/A










Fund Specific Information








Board
Total Share Amount
Purchased
$ Amount of Purchase
% of Offering
Purchased by the
Fund



New York Funds







DWS RREEF Real Estate Fund, Inc.
New York
                      119,000
 $                 1,796,900
0.19%



DWS RREEF Real Estate Fund II, Inc.
New York
231,000
 $                 3,488,100
0.37%



Total

350,000
 $                 5,285,000
0.56%











^The Security and Fund Performance is calculated based on information provided by State Street Bank.




*If a Fund executed multiple sales of a security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.